Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

LuxUrban Hotels Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00001 per shares	Other	2,000,000	(3)	$4.00	(2)	$8,000,000	$0.000147600	$1,180.80
	Total Offering Amounts						$8,000,000		$1,180.80
	Fees Previously Paid								$0
	Fee due								$1,180.80

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement also covers an indeterminate number of additional shares of the Registrant’s common stock, par value $0.00001, (the “Common Stock”) that may be issued pursuant to the terms of the warrants issued by the Registrant to the Greenle Partners LLC Series Alpha P.S. (“Greenle Alpha”) and Greenle Partners LLC Series Beta P.S. (“Greenle Beta, and together with Greenle Alpha “Greenle”) as a result of any future stock split, stock dividend or similar adjustment of the Registrant’s Common Stock.
(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(g) of the Securities Act, based on the price at which the warrants may be exercised.
(3)	Represents 2,000,000 shares of Common Stock underlying warrants issued by the Registrant to Greenle pursuant to the terms of a letter agreement by and between the Registrant and Greenle, dated November 6, 2023.